SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 27, 2004

Nash-Finch Company

(Exact name of Registrant as specified in its charter)

Delaware	0-785	41-0431960

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7600 France Avenue South, Minneapolis, Minnesota		55435

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(952) 832-0534

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

     Effective December 27, 2004, Nash Finch Company (“Nash Finch”) amended its existing deferred compensation plan for employees (the Nash Finch Company Income Deferral Plan) and its existing deferred compensation plan for non-employee directors (the Nash Finch Company 1997 Non-Employee Director Stock Compensation Plan (2003 Revision)) to provide that there may be no new participants in either of those plans after December 31, 2004, and that no additional amounts may be deferred under either of those plans after December 31, 2004.

     Also effective December 27, 2004, Nash Finch adopted the Nash Finch Company Deferred Compensation Plan (the “Employee Plan”) and the Nash Finch Company Director Deferred Compensation Plan (the “Director Plan” and, together with the Employee Plan, the “Plans”). The Plans apply to compensation amounts that are deferred after December 31, 2004, and are intended to comply with the requirements imposed by recently adopted Section 409A of the Internal Revenue Code. Nash Finch intends to amend the Plans to the extent necessary to comply with further guidance that the United States Department of the Treasury is expected to issue with respect to Section 409A.

     The Employee Plan provides executive officers and other eligible highly-compensated employees with the opportunity to defer specified percentages or amounts of their salary, annual bonus, commissions and/or long-term incentive plan payouts. Amounts deferred will be credited to bookkeeping accounts established for each participant, with deferred cash compensation credited to cash sub-accounts and deferred shares of Nash Finch common stock issuable under long-term incentive plans credited to share sub-accounts. The balance in any cash sub-account will be adjusted for positive or negative investment results based on the performance of one or more investment options selected by the participant from among investment alternatives made available under the Employee Plan. Credits to the share sub-account will be denominated in share units, each of which is equal to one share of Nash Finch common stock. Balances may not be transferred between cash and share sub-accounts, and distributions from the cash sub-account will be made only in cash, and distributions from the share sub-account will be made only in shares of Nash Finch common stock.

     The balance in a participant’s deferred compensation account will be payable upon retirement, death, disability, termination of employment or, if a participant so elects, at a date certain in the future or upon a change in control of Nash Finch. An account balance payable upon death or at a date certain will be paid in a lump sum distribution, a balance payable upon retirement will be paid in a lump sum or in up to 15 annual installments, as the participant may elect, and a balance payable upon any other termination of employment or disability will be paid in a lump sum or in up to 5 annual installments, as the participant may elect. If a participant experiences an “unforeseeable financial emergency,” he or she may be able to accelerate distributions out of his or her deferred compensation account.

     The Director Plan provides non-employee directors of Nash Finch with the opportunity to defer some or all their cash compensation for service as directors. Amounts deferred will be credited to bookkeeping accounts established for each participant, and may be credited to cash or share sub-accounts at the election of each participant. The balance in any cash sub-account will be adjusted for positive or negative investment results based on the performance of one or more investment options selected by the participant from among investment alternatives made available under the Director Plan. Credits to the share sub-account will be deemed to be invested in shares of Nash Finch common stock at the then current market price. Balances may not be transferred between cash and share sub-accounts, and distributions from the cash sub-account will be made only in cash, and distributions from the share sub-account will be made only in shares of Nash Finch common stock.

     The balance in a participant’s deferred compensation account will be payable upon death, disability, or termination of service as a director. A balance payable upon death will be paid in a lump sum distribution, a balance payable upon termination of service will be paid in a lump sum or in up to 15 annual installments, as the participant may elect, and a balance payable upon disability will be paid in a lump sum or in up to 5 annual installments, as the participant may elect. If a participant experiences an “unforeseeable financial emergency,” he or she may be able to accelerate distributions out of his or her deferred compensation account.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASH FINCH COMPANY
Date: December 30, 2004	By:	/s/ Kathleen E. McDermott
		Name:	Kathleen E. McDermott
		Title:	Senior Vice President and General Counsel